(BW)(PARADIGM-TECHNOLOGY)(PRDM) Paradigm Technology Announces Narrowed Second Quarter Loss

         MILPITAS, Calif.--(BUSINESS WIRE)--July 29, 1997--Paradigm Technology, Inc. (NASDAQ:PRDM) Tuesday announced financial results for the second quarter ended June 30, 1997.
         Second quarter revenues were $3.5 million compared with $4.0 million for the same period last year and $3.6 million in first quarter 1997. Net loss for the second quarter 1997 was $1.1 million or 19 cents per share, compared with a net loss of $16.7 million, or $2.42 per share, in the same period in 1996 and a net loss of $2.6 million, or 42 cents in the first quarter 1997.
         The loss in the second quarter 1996 included charges of $3.8 million related to a prior acquisition and $5.8 million in inventory adjustments following an industry-wide drop in prices for SRAM products.
         Weighted average number of shares outstanding were 7,624,213 in the second quarter compared with 6,898,000 in the same period in 1996.
         "We are pleased with our progress in the second quarter. Increased operating efficiencies and reduced costs have enabled us to substantially narrow our operating losses. As a result of company-wide restructuring and cost reduction programs, we are operating more effectively and efficiently than a year ago and we hope to be able to continue this trend," said Michael Gulett, President and CEO.
         "We are also pleased with the initial response from customers who have tested our new products targeted to the telecommunications and networking markets. Customers seem to like the speed-power combinations we offer such as the PDM31532, 64K x 16, 3.3 volt SRAM," he added.
         Except for the historical information contained herein, this news release contains forward-looking statements that involve risks and uncertainties, including the impact of the competitive products and pricing and general economic conditions as they affect the Company's customers, timely development and marketing of new products and product upgrades, availability and cost of products from suppliers, industry wide shifts in supply and demand for semiconductor products and other risks. Bookings and backlog may not be a reliable measure of future sales. Actual results and developments may therefore differ materially from those described in this release.
         With headquarters in Milpitas, Paradigm Technology designs, develops and markets high-speed, high-density SRAM semiconductor devices to meet the needs of advanced telecommunications, networking, workstations, high-performance computers, advanced modems and complex military/aerospace applications.
         The company focuses on high-performance, sub-10ns SRAMs where its technology and product design leadership in high-speed, high-density semiconductors can be most efficiently and effectively utilized. Paradigm maintains a Web site at www.prdm.com.

                            PARADIGM TECHNOLOGY INC.
                             STATEMENT OF OPERATIONS
                    (in thousands, except per-share amounts)
                                  (unaudited)

                                           Quarter Ended            Six Months Ended
                                   June 30,  June 30,   March 31,  June 30,  June 30,
                                     1997      1996       1997       1997      1996

Net sales                          $ 3,466   $ 4,002    $ 3,572    $ 7,038   $14,929

Cost of goods sold                   3,046    13,994      3,314      6,360    21,269

Gross profit (loss)                    420    (9,992)       258        678    (6,340)

Operating costs and
  expenses:
  Research and
   development                         777     1,623      1,183      1,960     2,939
  Selling, general and
   administrative                    1,190     2,318      1,625      2,815     4,258
  Non-recurring charge
   related to
   acquisition                          --     3,841         --         --     3,841

Total operating
  expenses                           1,967     7,782      2,808      4,775    11,038

Operating income (loss)             (1,547)  (17,774)    (2,550)    (4,097)  (17,378)

Other (income) expenses:
  Interest expense                      74       364         42        116       605
  Other (income) expenses,
   net                                (536)     (199)        30       (506)     (403)

Income (loss) before
  taxes                             (1,085)  (17,939)    (2,622)    (3,707)  (17,580)

Provision (benefit) for
  income taxes                          --    (1,247)        --         --    (1,125)

Net income (loss)                  ($1,085) ($16,692)   ($2,622)   ($3,707) ($16,455)

Accretion on redeemable
  convertible preferred
  stock                               (347)       --       (388)      (735)       --

Net income (loss)
  available to common
  shareholders                     ($1,432) ($16,692)   ($3,010)   ($4,442) ($16,455)

Net income (loss) per
  common share                   (19 cents)   ($2.42) (42 cents) (60 cents)   ($2.31)

Average shares
  outstanding                        7,624     6,898      7,231      7,427     7,108

                           PARADIGM TECHNOLOGY, INC.
                            CONDENSED BALANCE SHEET
                                 (in thousands)
                                  (unaudited)

                                        At June 30, 1997    At Dec. 31, 1996
Assets:

Cash and Short-term
  Investments                                $    879            $    587
Accounts Receivable, net                        2,739               2,937
Inventory                                       3,564               2,472
Other Current Assets                            1,482               4,918
    Total Current Assets                        8,664              10,914

Property and Equipment, net                     5,555               6,638
Other Assets                                      125                 190

  Total Assets                               $ 14,344            $ 17,742

Liabilities, Redeemable Convertible
  Preferred Stock, and Stockholders' Equity

Line of Credit                               $  2,489            $  2,015
Current Portion, Long-term
  Debt                                            264                 282
Accounts Payable and Other
  Accrued Liabilities                           6,996               9,009
    Total Current Liabilities                   9,749              11,306

Long-term Debt                                     35                  92
Deferred Rent                                      14                  --

    Total Liabilities                           9,798              11,398

Redeemable Convertible
  Preferred Stock                               1,777                  --

Shareholders' Equity                           37,165              36,298
Accumulated (Deficit)                         (34,396)            (29,954)

    Total Shareholders' Equity                  2,769               6,344
    Total Liabilities and
      Shareholders' Equity                   $ 14,344            $ 17,742

Contact:  Paradigm Technology Inc., Milpitas
          Michael Gulett, 408/954-0500
              or
          Self & Associates
          Trudy M. Self, 818/880-5437